n e w s r e l e a s e

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:   rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:   tnoland@humana.com

Humana Inc. Reports First Quarter 2006 Financial Results

of $0.50 Earnings per Share

  2006 EPS outlook raised to $2.82 to $2.88
  Consolidated revenues increase $1.32 billion, or 39 percent year over year
  Medical membership up 32 percent year over year and 31 percent sequentially
  New Medicare PDP business impacts quarterly earnings pattern
  GAAP cash flows from operations of $1.01 billion
  Non-GAAP cash flows from operations of $233.3 million

LOUISVILLE, KY (May 1, 2006) - Humana Inc. (NYSE: HUM) today reported $0.50 in diluted earnings per common share (EPS) for the quarter ended March 31, 2006 (1Q06), within the range of the company's guidance for 1Q06 EPS of $0.50 to $0.55. As expected, the change in the quarterly pattern of 2006 earnings resulting from the introduction of the company's stand-alone Medicare Prescription Drug Plans (PDPs), combined with higher Medicare sales, marketing, and service infrastructure costs versus a year ago, resulted in a year-over-year decline in 1Q06 EPS, while driving an increase in Medicare revenues of over $1.25 billion, or 127 percent. EPS for the quarter ended March 31, 2005 (1Q05) of $0.65 (a) was $0.15 higher than 1Q06 EPS.

The company estimates EPS for the year ending December 31, 2006 (FY06E) will be in the range of $2.82 to $2.88 versus $1.79 (a) for the year ended December 31, 2005 (FY05), a growth rate of approximately 60 percent.

"This is a transformative year for Humana, and we're on track to achieve the objectives that will produce 2006 growth in both earnings and revenues of more than 50 percent," said Michael B. McCallister, Humana's president and chief executive officer. "Better-than-expected Medicare membership growth and good progress in our Commercial business during the first quarter has led us to raise our guidance this morning for full-year earnings per share. By maximizing this year's opportunities, we're also establishing a strong foundation for robust growth in 2007 and beyond."

The company also evaluates its earnings performance on a non-GAAP basis. See management's explanation under item (b) of the "Footnotes" section of this news release. Below is a reconciliation of GAAP to non-GAAP results for 1Q06 and FY06E.

1Q06 Consolidated Results of Operations ($ in thousands except EPS)	Pretax Income	Pretax Margin	Net Income	EPS	Year-over-Year Change in EPS (a)
GAAP results	$131,208	2.8%	$83,715	$0.50	(23%)
Excess net realized capital gains (c)	(29,113)	(0.6%)	(18,167)	(0.11)
Non-GAAP results (b)	$102,095	2.2%	$65,548	$0.39	(24%)(e)

FY06E Consolidated Results of Operations	EPS	EPS Growth Rate (a)
GAAP results	$2.82 to $2.88	58% to 61%
Excess net realized capital gains (c)	(0.11)
Non-GAAP results (b)	$2.71 to $2.77	34% to 37%(f)

Revenues - 1Q06 consolidated revenues rose 39 percent to $4.70 billion from $3.39 billion in 1Q05, with total premium and administrative services fees up 37 percent compared to the prior year's quarter. These substantial increases are primarily the result of significantly higher enrollment in the company's Medicare Advantage plans and the implementation of stand-alone PDPs for Medicare beneficiaries on January 1, 2006.

Medical costs - The company's medical expense ratio (medical expenses as a percent of premium revenue or MER) of 83.7 percent in 1Q06 was unchanged from that for 1Q05 as significant year-over-year improvement in this metric for the Commercial Segment was offset by a higher Government Segment MER. The higher MER in the Government Segment results from the inclusion of stand-alone PDP results in the current period.

Selling, general, & administrative (SG&A) expenses - As expected, the company's consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees or SG&A expense ratio) increased to 16.1 percent for 1Q06 from 14.3 percent (a) in 1Q05 due to the increase in SG&A expenses associated with the Medicare expansion coupled with a substantial increase in the percentage of Commercial medical members in ASO accounts. The increase in SG&A related to Medicare results from the build out of infrastructure and support functions in advance of the anticipated escalation in enrollment and from sales and marketing costs associated with the more concentrated 2006 Medicare selling season.

Acquisition - Effective May 1, 2006, the company completed its acquisition of CHA Health, a Kentucky-based health plan, adding approximately 92,500 Commercial medical members for cash consideration of approximately $65.0 million.

Government Segment Results Summary

1Q06 Government Segment Results ($ in thousands)	Pretax Income	Pretax Margin
GAAP results	$21,572	0.7%
Excess net realized capital gains (c)	(1,872)	-
Non-GAAP results (b)	$19,700	0.7%

Pretax results:

  Government Segment pretax earnings were $21.6 million in 1Q06 compared to $70.5 million (a) in 1Q05. This decline was anticipated as the company's Medicare stand-alone PDP offerings change its quarterly pattern of earnings for 2006.

Enrollment:

  Medicare Advantage membership rose to 741,200 at March 31, 2006, an increase of 291,300 (65 percent) from March 31, 2005 and 183,400 (33 percent) from December 31, 2005. The company's expanded participation in various Medicare programs and markets combined with the company's increased sales and marketing efforts for these programs led to the higher membership level.
  Membership in the company's Medicare Advantage plans continued to rise in the second quarter and approximated 800,000 in April 2006 with May 2006 expected to approximate 860,000 upon completion of the standard monthly enrollment reconciliations with the Centers for Medicare and Medicaid Services (CMS). The company continues to expect Medicare Advantage membership in the range of 900,000 to 1.1 million by December 31, 2006.
  Membership in the company's stand-alone PDPs totaled 1,959,000 at March 31, 2006. PDP sales momentum continues to be strong with April 2006 membership of approximately 2.2 million and May 2006 expected to approximate 2.6 million. The company now anticipates PDP membership in the range of 2.7 million to 2.9 million by the end of 2006.
  As expected, TRICARE membership of 2,874,000 at March 31, 2006 was essentially unchanged from December 31, 2005. The company also anticipates no material change in TRICARE membership during 2006.
  Medicaid membership of 427,000 at March 31, 2006 declined 50,200 from March 31, 2005 and 30,900 from December 31, 2005 due to the non-renewal of the Illinois Medicaid contract in the third quarter of 2005 and a shift of eligible Puerto Rico Medicaid members to the Medicare program.

Revenues:

  Medicare Advantage premiums of $1.72 billion in 1Q06 increased 75 percent compared to $983.1 million in 1Q05, the result of substantially higher enrollment, increases in per-member premiums, and the impact of changes in the geographic mix of the related membership. Medicare Advantage premiums per member increased 6 percent year over year during 1Q06.
  Medicare PDP premiums added $515.2 million in new revenues in 1Q06.
  TRICARE premiums and administrative services fees during 1Q06 of $611.9 million compare to $575.7 million in 1Q05. The year-over-year increase primarily reflects a higher premium for the second option period which began April 1, 2005.
  Investment income for the quarter included a capital gain of approximately $6.4 million associated with the sale of a venture capital investment.

Medical Expenses:

  The Government Segment MER increased 50 basis points to 85.6 percent in 1Q06 compared to 85.1 percent in the prior year's quarter. The increase is primarily the result of the establishment of the stand-alone PDPs in January 2006 (MER of 96.4 percent in 1Q06) partially offset by improvement in the MER for Medicare Advantage plans year over year during 1Q06.
  The MER for stand-alone PDP offerings over each of the interim reporting periods is impacted by the recognition of benefit costs as incurred under each plan's provisions. Different PDP designs offered by the company result in varying levels of coverage through each of the different layers of beneficiary cost responsibility as specified under the Standard PDP, as defined by statute. The company anticipates an MER for the full year for its stand-alone PDPs in the range of 85 percent to 88 percent, with MER improvement expected in each sequential quarter throughout the year. Variables that may impact the quarterly MER for the stand-alone PDPs include: (1) the timing of member enrollment, (2) the PDP offering chosen by the member, and (3) the speed with which members move through their deductibles.

SG&A Expenses:

  The Government Segment's SG&A expense ratio for 1Q06 of 13.8 percent was 290 basis points higher than that for 1Q05 of 10.9 percent (a) driven by expenses associated with the infrastructure build out of the company's expanded Medicare offerings. In particular, marketing expenses and service costs per member were significantly higher year over year. The company anticipates that its SG&A expense ratio will improve as marketing expenses decline substantially during the Medicare Advantage lock-in period beginning July 1, 2006 and the average membership associated with the Medicare expansion increases throughout the year, providing more leverage against administrative costs.

Commercial Segment Results Summary

1Q06 Commercial Segment Results ($ in thousands)	Pretax Income	Pretax Margin
GAAP results	$109,636	6.4%
Excess net realized capital gains (c)	(27,241)	(1.5%)
Non-GAAP results (b)	$82,395	4.9%

Pretax results:

  Results for the Commercial Segment during 1Q06 reflect pretax income of $109.6 million compared to $46.2 million(a) in 1Q05. Non-GAAP pretax income for the segment of $82.4 million increased $36.2 million compared to 1Q05. Commercial Segment operating earnings in 1Q06 reflect year-over-year improvements in utilization trends and the timing of the benefit of capital gains.
  The company now projects 2006 pretax earnings in its Commercial Segment of between $180 million and $220 million, driven by improving medical costs trends combined with disciplined pricing.

Enrollment:

  Commercial Segment medical membership of 3,259,400 at March 31, 2006 increased approximately 40,000 (1 percent) from March 31, 2005 and 88,600 (3 percent) from December 31, 2005. The sequential increase in Commercial Segment medical membership was attributable to higher administrative services only (ASO) membership partially offset by a decline in fully insured group membership.
  ASO medical membership of 1,395,200 at March 31, 2006 accounted for approximately 43 percent of the company's Commercial medical membership, a growth rate in enrollment of 18 percent year over year and 19 percent since December 31, 2005.
  Membership in the company's Smart plans and other consumer offerings increased to 421,200 at March 31, 2006, representing approximately 13 percent of Commercial medical membership compared to 12 percent at March 31, 2005.

Revenues:

  Premiums and administrative services fees for the Commercial Segment decreased 2 percent to $1.62 billion in 1Q06 compared to $1.66 billion in the prior year's quarter, as an increase in administrative services fees resulting from an 18 percent increase in ASO membership was more than offset by lower premiums due to declines in at-risk enrollment.
  Commercial Segment medical premiums for fully insured groups increased approximately 7 percent on a per-member basis during 1Q06 compared to 1Q05. This increase includes the effect of a greater percentage of the company's fully-insured group block being weighted towards small groups, as its large group business becomes more weighted towards ASO. Premium yield and medical cost trends for small group business currently include a higher level of benefit buydowns versus larger employers. The company anticipates FY06 commercial premiums for fully insured group membership to increase at least equal to the expected rise in per-member medical costs.
  As disclosed in the company's fourth quarter 2005 earnings press release, investment income for 1Q06 included a capital gain of approximately $45.3 million associated with the sale of a venture capital investment. The company has historically recorded substantial capital gains from such investments each year, though the timing has not been historically consistent as to the quarters in which such gains occur.

Medical Expenses:

  In 1Q06, the Commercial Segment MER of 80.1 percent was 210 basis points lower than the 1Q05 MER of 82.2 percent, reflecting improving medical cost utilization trends and an improving customer risk profile.
  Per-member medical costs for commercial fully insured group accounts are now forecasted to rise in the range of 6 to 7 percent during 2006, including the effect of a greater percentage of our fully-insured groups being weighted towards small employers, as discussed above. Commercial group "same store" medical cost trends are now expected to be approximately 50 to 75 basis points lower than the company's previous forecast.
  Individual components of Commercial medical cost trend for 2006 are anticipated to approximate as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - high single digits to low double digits.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 20.4 percent for 1Q06 compares to 17.8 percent (a) in 1Q05, the result of lower average fully-insured medical enrollment and an increase in the percentage of commercial medical membership related to ASO to 43 percent in 1Q06 versus 37 percent in the prior year.

Cash Flows from Operations

Cash flows provided by operations for 1Q06 of $1.01 billion compared to $95.6 million (a) in 1Q05. The company also evaluates operating cash flows on a non-GAAP basis, as described in footnote (d) of the "Footnotes" section of this news release.

Cash flows from operations ($ in millions)	1Q06	1Q05(a)
GAAP cash flows provided by operations	$1,008.0	$95.6
Timing of premium payment from CMS (d)	(774.7)	19.8
Non-GAAP cash flows provided by operations (b) (d)	$233.3	$115.4

Non-GAAP cash flows provided by operations increased to $233.3 million in 1Q06 from $115.4 million (a) in 1Q05 driven by growth in the company's Medicare operations. The company continues to expect that cash flows from operations for 2006 will be in the range of $750 million to $850 million driven by expected higher earnings.

Footnotes

  In accordance with Generally Accepted Accounting Principles (GAAP), Humana adopted the retrospective method for implementing new stock option accounting rules on January 1, 2006. Consequently, prior period results in this news release reflect the restatement for the expensing of stock options.
  The Company has included certain financial measures that are not in accordance with GAAP in its summary of financial results and earnings projections within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
  During 1Q06 the company realized a gain on the sale of an investment totaling approximately $52 million (pretax) or $0.19 in EPS, which is $34 million (pretax) or $0.13 per share higher than the capital gains assumed in the company's 2006 non-GAAP EPS guidance and $34 million (pretax) higher than the capital gains realized in 2005. The company, in turn, donated $0.02 per share of the excess gains to the Humana Foundation.
  When reviewing and analyzing Humana's operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.
  Computed by comparing 1Q06 non-GAAP EPS to 1Q05 non-GAAP EPS of $0.51. 1Q05 GAAP EPS of $0.65 included the realization of a tax gain contingency of $0.14 per share.
  Computed by comparing FY06E non-GAAP EPS to FY05 non-GAAP EPS of $2.02. FY05 GAAP EPS of $1.79 included expenses associated with a class action litigation settlement of $0.27 per share, expenses related to Hurricane Katrina of $0.10 per share, and the benefit from the realization of a tax gain contingency of $0.14 per share.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

A live virtual presentation (audio with slides) may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2005, as filed by Humana with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 9.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 45-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at http://www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc.
GAAP Earnings Guidance Points
For the year ending December 31, 2006
As of May 1, 2006

Diluted earnings per common share	FY06: $2.82 to $2.88 2Q06: $0.31 to $0.36
Revenues

Consolidated: $21 billion to $22 billion

Medicare Advantage: $8.5 billion to $10.2 billion

Medicare stand-alone PDPs: $2.6 billion to $2.7 billion

TRICARE: $2.5 billion to $2.9 billion

Commercial: $6.5 billion to $7.0 billion

Year-end medical membership

Medicare Advantage: 900,000 to 1.1 million

Medicare stand-alone PDPs: 2.7 million to 2.9 million

TRICARE: No material change from prior year

Medicaid: Down approximately 40,000

Commercial: No material change from prior year

Medical costs	Medicare - stand-alone PDPs: MER in the range of 85% to 88% Commercial: Medical cost trends in the range of 6% to 7%; premium yields at least in line with medical cost trends
Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13% to 14%
Pretax results (1)excluding allocation of investment and other income and interest expense	Medicare Advantage: 3% to 5% pretax margin(1) Medicare stand-alone PDPs: 1% to 3% pretax margin(1) TRICARE: Approximately 3% to 4% pretax margin(1) Commercial Segment: $180 million to $220 million
Cash flows from operations	$750 million to $850 million
Capital expenditures	$125 million to $135 million
Effective tax rate	Approximately 35% to 37%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 168 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q06 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
1Q06 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	Consolidated Balance Sheets
S-5	Consolidated Statements of Cash Flows
S-6	2005 Quarters Restated to Include Stock Options Expense
S-7	2003 Through 2005 Restated to Include Stock Options Expense
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Premiums and Administrative Services Fees Detail
S-10	Membership Detail
S-11	Percentage of Ending Membership under Capitation Arrangements
S-12	Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
S-13-14	Medical Claims Reserves Statistics
S-15	Footnotes

Humana Inc. Consolidated Statements of Income In thousands, except per share results

	Three Months Ended March 31,		Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$4,521,486	$3,290,815	$1,230,671	37.4%
Administrative services fees	78,678	63,513	15,165	23.9%
Investment income	98,902	30,211	68,691	227.4%
Other income	5,299	2,686	2,613	97.3%
Total revenues	4,704,365	3,387,225	1,317,140	38.9%
Operating expenses:
Medical	3,783,926	2,753,733	1,030,193	37.4%
Selling, general and administrative	740,886	479,040	261,846	54.7%
Depreciation	29,852	24,806	5,046	20.3%
Other intangible amortization	5,054	4,443	611	13.8%
Total operating expenses	4,559,718	3,262,022	1,297,696	39.8%
Income from operations	144,647	125,203	19,444	15.5%
Interest expense	13,439	8,523	4,916	57.7%
Income before income taxes	131,208	116,680	14,528	12.5%
Provision for income taxes	47,493	9,945	37,548	377.6%
Net income	$83,715	$106,735	($23,020)	-21.6%

Basic earnings per common share	$0.51	$0.66	($0.15)	-22.7%
Diluted earnings per common share	$0.50	$0.65	($0.15)	-23.1%

Shares used in computing basic earnings per common share	163,116	160,911
Shares used in computing diluted earnings per common share	167,325	164,496

Humana Inc. Consolidated Balance Sheets Dollars in thousands, except par values
	March 31,	December 31,	Dollar	Percentage
	2006	2005 (A)	Change	Change
Assets
Current assets:
Cash and cash equivalents	$1,843,405	$732,016
Investment securities	2,623,009	2,354,904
Receivables, net:
Premiums	763,061	723,190
Administrative services fees	21,652	15,462
Securities lending collateral	250,322	47,610
Other	517,877	333,004
Total current assets	6,019,326	4,206,186	$1,813,140	43.1%
Property and equipment	498,267	484,412
Other assets:
Long-term investment securities	374,583	391,035
Goodwill	1,265,176	1,264,575
Other	540,668	523,406
Total other assets	2,180,427	2,179,016
Total assets	$8,698,020	$6,869,614	$1,828,406	26.6%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,169,489	$1,909,682
Trade accounts payable and accrued expenses	871,231	560,550
Book overdraft	275,587	280,005
Securities lending payable	250,322	47,610
Unearned revenues	920,678	120,489
Current portion of long-term debt	300,231	301,254
Total current liabilities	4,787,538	3,219,590	$1,567,948	48.7%
Long-term debt	601,225	513,790
Other long-term liabilities	741,498	627,360
Total liabilities	6,130,261	4,360,740	$1,769,521	40.6%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
180,496,685 issued at March 31, 2006	30,085	29,843
Capital in excess of par value	1,264,161	1,235,888
Retained earnings	1,505,390	1,421,675
Accumulated other comprehensive (loss) income	(28,408)	24,832
Treasury stock, at cost, 15,848,413 shares at March 31, 2006	(203,469)	(203,364)
Total stockholders' equity	2,567,759	2,508,874	$58,885	2.3%
Total liabilities and stockholders' equity	$8,698,020	$6,869,614	$1,828,406	26.6%

Debt to total capitalization ratio	26.0%	24.5%

Humana Inc. Consolidated Statements of Cash Flows Dollars in thousands
	Three Months Ended March 31,		Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$83,715	$106,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,906	29,249
Stock compensation	6,580	6,724
(Benefit) provision for deferred income taxes	(3,705)	8,062
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(46,061)	(6,425)
Other assets	(185,250)	(8,360)
Medical and other expenses payable	259,807	86,665
Other liabilities	114,752	(103,957)
Unearned revenues	800,189	(22,416)
Other	(56,960)	(704)
Net cash provided by operating activities	1,007,973	95,573	$912,400	954.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(113)	(348,099)
Purchases of property and equipment	(45,261)	(36,193)
Proceeds from sales of property and equipment	2,138	8
Purchases of investment securities	(1,663,658)	(714,371)
Proceeds from maturities of investment securities	910,108	261,665
Proceeds from sales of investment securities	559,830	434,506
Change in securities lending collateral	(202,712)	(48,838)
Net cash used in investing activities	(439,668)	(451,322)	$11,654	2.6%

Cash flows from financing activities
Receipts from CMS contract deposits	494,194	-
Withdrawals from CMS contract deposits	(273,444)	-
Borrowings under credit agreement	100,000	294,000
Repayments under credit agreement	-	(25,000)
Change in book overdraft	(4,418)	681
Change in securities lending payable	202,712	48,838
Common stock repurchases	(105)	(1,376)
Tax benefit from stock compensation	8,404	3,655
Proceeds from stock option exercises and other	15,741	15,136
Net cash provided by financing activities	543,084	335,934	$207,150	61.7%

Increase (decrease) in cash and cash equivalents	1,111,389	(19,815)
Cash and cash equivalents at beginning of period	732,016	580,079

Cash and cash equivalents at end of period	$1,843,405	$560,264

Humana Inc. 2005 Quarters Restated to Include Stock Options Expense In thousands, except per share results

	1Q05		2Q05		3Q05		4Q05
	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)

Revenues	$3,387,225	$3,387,225	$3,546,361	$3,546,361	$3,821,461	$3,821,461	$3,663,080	$3,663,080

Pretax income (loss):
Government	$72,224	$70,472	$104,092	$102,531	$89,557	$87,868	$57,395	$55,805
Commercial	49,463	46,208	25,215	22,317	(18,053)	(21,190)	41,821	38,869
Consolidated	$121,687	$116,680	$129,307	$124,848	$71,504	$66,678	$99,216	$94,674

Net income	$109,795	$106,735	$84,137	$81,412	$49,944	$46,807	$64,607	$61,776

Diluted earnings per common share	$0.67	$0.65	$0.51	$0.49	$0.30	$0.28	$0.39	$0.37

Shares used in computing diluted earnings per	164,179	164,496	164,908	165,149	166,037	166,076	166,371	166,521
common share

SG&A expense ratio:
Government	10.8%	10.9%	10.6%	10.6%	13.1%	13.2%	15.5%	15.6%
Commercial	17.6%	17.8%	17.5%	17.7%	20.0%	20.2%	18.1%	18.3%
Consolidated	14.1%	14.3%	13.8%	14.0%	16.2%	16.3%	16.7%	16.9%

Total assets	$6,149,593	$6,149,593	$6,277,907	$6,277,907	$6,832,421	$6,832,421	$6,869,614	$6,869,614
Total liabilities	$3,949,788	$3,916,471	$3,961,719	$3,927,862	$4,466,451	$4,432,166	$4,395,509	$4,360,740
Total stockholders' equity	$2,199,805	$2,233,122	$2,316,188	$2,350,045	$2,365,970	$2,400,255	$2,474,105	$2,508,874

Net cash provided by (used in) operating activities	$99,228	$95,573	$181,857	$179,287	$591,039	$586,006	($246,497)	($250,784)
Net cash used in investing activities	($451,322)	($451,322)	($59,909)	($59,909)	($96,395)	($96,395)	($159,650)	($159,650)
Net cash provided by (used in) financing activities	$332,279	$335,934	($78,422)	($75,852)	($119,498)	($114,465)	$159,227	$163,514

Humana Inc. 2003 Through 2005 Restated to Include Stock Options Expense In thousands, except per share results

	For the year ended		For the year ended		For the year ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Reported	Restated (A)	Reported	Restated (A)	Reported	Restated (A)

Revenues	$14,418,127	$14,418,127	$13,104,325	$13,104,325	$12,226,311	$12,226,311

Pretax income:
Government	$323,268	$316,676	$273,840	$269,063	$223,706	$221,240
Commercial	98,446	86,204	142,010	130,315	121,010	114,973
Consolidated	$421,714	$402,880	$415,850	$399,378	$344,716	$336,213

Net income	$308,483	$296,730	$280,012	$269,947	$228,934	$223,739

Diluted earnings per common share	$1.87	$1.79	$1.72	$1.66	$1.41	$1.38

Shares used in computing diluted earnings per common share	165,374	165,560	162,456	162,905	161,960	162,406

SG&A expense ratio:
Government	12.6%	12.7%	12.2%	12.3%	13.4%	13.5%
Commercial	18.3%	18.5%	16.4%	16.5%	16.9%	17.0%
Consolidated	15.3%	15.4%	14.5%	14.6%	15.4%	15.4%

Total assets	$6,869,614	$6,869,614	$5,657,617	$5,657,617	$5,379,814	$5,379,814
Total liabilities	$4,395,509	$4,360,740	$3,567,493	$3,533,369	$3,543,865	$3,510,842
Total stockholders' equity	$2,474,105	$2,508,874	$2,090,124	$2,124,248	$1,835,949	$1,868,972

Net cash provided by operating activities	$625,627	$610,082	$347,809	$344,061	$413,140	$397,921
Net cash used in investing activities	($767,276)	($767,276)	($624,081)	($624,081)	($382,837)	($382,837)
Net cash provided by (used in) financing activities	$293,586	$309,131	($75,053)	($71,305)	$179,744	$194,963

Humana Inc. Key Income Statement Ratios and Segment Operating Results Dollars in thousands

	Three Months Ended March 31,
				Percentage
	2006	2005 (A)	Difference	Change
Medical expense ratio
Government Segment	85.6%	85.1%	0.5%
Commercial Segment	80.1%	82.2%	-2.1%
Consolidated	83.7%	83.7%	0.0%

Selling, general, and administrative expense ratio
Government Segment	13.8%	10.9%	2.9%
Commercial Segment	20.4%	17.8%	2.6%
Consolidated	16.1%	14.3%	1.8%

Detail of Pretax Income
Government Segment	$21,572	$70,472	($48,900)	-69.4%
Commercial Segment	109,636	46,208	63,428	137.3%
Consolidated	$131,208	$116,680	$14,528	12.5%

Detail of Pretax Margins
Government Segment	0.7%	4.2%	-3.5%
Commercial Segment	6.4%	2.7%	3.7%
Consolidated	2.8%	3.4%	-0.6%

Humana Inc. Premiums and Administrative Services Fees Detail Dollars in thousands, except PMPM

					Per Member per Month (B)
	Three Months Ended March 31,		Dollar	Percentage	Three Months Ended March 31,		Dollar	Percentage
	2006	2005	Change	Change	2006	2005	Change	Change
Premium revenues
Government Segment:
Medicare Advantage	$1,720,843	$983,141	$737,702	75.0%	$830	$786	$44	5.5%
Medicare - Stand-alone PDPs	515,157	-	515,157	100.0%	99	-	99	100.0%
Total Medicare	2,236,000	983,141	1,252,859	127.4%	308	786	(478)	-60.8%
TRICARE insured (C)	600,754	562,328	38,426	6.8%	116	106	9	8.9%
Medicaid	129,467	134,414	(4,947)	-3.7%	99	94	6	5.9%
Total Government Segment premiums	2,966,221	1,679,883	1,286,338	76.6%	216	210	5	2.5%
Commercial Segment:
Fully insured medical	1,453,932	1,517,394	(63,462)	-4.2%	259	245	13	5.5%
Specialty	101,333	93,538	7,795	8.3%	21	20	1	6.5%
Total Commercial Segment premiums	1,555,265	1,610,932	(55,667)	-3.5%	158	157	1	0.4%
Total premium revenues	$4,521,486	$3,290,815	$1,230,671	37.4%	$191	$180	$11	6.1%

Administrative services fees
Government segment (TRICARE-related) (C)	$11,191	$13,402	($2,211)	-16.5%	$3	$4	($1)	-19.5%
Commercial segment	67,487	50,111	17,376	34.7%	12	10	2	18.4%
Total administrative services fees	$78,678	$63,513	$15,165	23.9%	$9	$8	$1	13.0%

Humana Inc. Membership Detail In thousands
				Year-over-year			Sequential
		Ending	Ending		Percentage	Ending		Percentage
	Average - 1Q06	March 31, 2006	March 31, 2005	Difference	Change	December 31, 2005	Difference	Change
Medical Membership:
Government Segment:
Medicare Advantage - HMO	439.2	443.7	412.4	31.3	7.6%	427.9	15.8	3.7%
Medicare Advantage - PPO	28.3	35.4	2.3	33.1	1439.1%	8.6	26.8	311.6%
Medicare Advantage - PFFS	223.7	262.1	35.2	226.9	644.6%	121.3	140.8	116.1%
Total Medicare Advantage	691.2	741.2	449.9	291.3	64.7%	557.8	183.4	32.9%
Medicare - PDP - Standard	1,193.6	1,289.2	-	1,289.2	100.0%	-	1,289.2	100.0%
Medicare - PDP - Enhanced	329.9	421.0	-	421.0	100.0%	-	421.0	100.0%
Medicare - PDP - Complete	203.8	248.8	-	248.8	100.0%	-	248.8	100.0%
Total Medicare - Stand-alone PDPs	1,727.3	1,959.0	-	1,959.0	100.0%	-	1,959.0	100.0%
Total Medicare	2,418.5	2,700.2	449.9	2,250.3	500.2%	557.8	2,142.4	384.1%
TRICARE insured	1,733.5	1,724.7	1,723.4	1.3	0.1%	1,750.9	(26.2)	-1.5%
TRICARE ASO	1,145.5	1,149.3	1,148.4	0.9	0.1%	1,138.2	11.1	1.0%
Total TRICARE	2,879.0	2,874.0	2,871.8	2.2	0.1%	2,889.1	(15.1)	-0.5%
Medicaid	434.3	427.0	477.2	(50.2)	-10.5%	457.9	(30.9)	-6.7%
Total Government Segment	5,731.8	6,001.2	3,798.9	2,202.3	58.0%	3,904.8	2,096.4	53.7%
Commercial Segment:
Fully insured medical:
Group	1,705.6	1,695.1	1,902.8	(207.7)	-10.9%	1,836.9	(141.8)	-7.7%
Individual	161.1	163.1	133.6	29.5	22.1%	158.1	5.0	3.2%
Medicare supplement	5.7	6.0	2.9	3.1	106.9%	4.8	1.2	25.0%
Total fully insured medical	1,872.4	1,864.2	2,039.3	(175.1)	-8.6%	1,999.8	(135.6)	-6.8%
ASO	1,399.2	1,395.2	1,180.1	215.1	18.2%	1,171.0	224.2	19.1%
Total Commercial Segment	3,271.6	3,259.4	3,219.4	40.0	1.2%	3,170.8	88.6	2.8%

Total medical membership	9,003.4	9,260.6	7,018.3	2,242.3	31.9%	7,075.6	2,185.0	30.9%

Specialty Membership (all Commercial Segment)
Dental - fully insured	951.3	950.6	874.6	76.0	8.7%	960.5	(9.9)	-1.0%
Dental - ASO	494.0	494.7	488.0	6.7	1.4%	496.0	(1.3)	-0.3%
Total dental	1,445.3	1,445.3	1,362.6	82.7	6.1%	1,456.5	(11.2)	-0.8%
Group life	422.2	421.3	444.9	(23.6)	-5.3%	429.2	(7.9)	-1.8%
Short-term disability	15.9	15.7	16.6	(0.9)	-5.4%	16.4	(0.7)	-4.3%
Total specialty membership	1,883.4	1,882.3	1,824.1	58.2	3.2%	1,902.1	(19.8)	-1.0%

Humana Inc. Percentage of Ending Membership under Capitation Arrangements
	Government Segment					Commercial Segment
March 31, 2006	Medicare Advantage	Medicare - stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (D)	4.5%	-	-	-	0.6%	2.0%	-	1.1%	0.8%
Capitated HMO physician group based (D)	3.2%	-	-	35.5%	2.9%	1.8%	-	1.0%	2.2%
Risk-sharing (E)	31.9%	-	-	59.6%	8.2%	2.3%	-	1.3%	5.8%
All other membership	60.4%	100.0%	100.0%	4.9%	88.3%	93.9%	100.0%	96.6%	91.2%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2005

Capitated HMO hospital system based (D)	8.1%	-	-	3.3%	1.4%	2.7%	-	1.7%	1.5%
Capitated HMO physician group based (D)	0.9%	-	-	35.2%	4.5%	2.5%	-	1.6%	3.2%
Risk-sharing (E)	52.5%	-	-	53.0%	12.9%	2.6%	-	1.6%	7.7%
All other membership	38.5%	-	100.0%	8.5%	81.2%	92.2%	100.0%	95.1%	87.6%
Total medical membership	100.0%	-	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc. Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes Dollars in thousands

	March 31,	December 31,	Dollar	Percentage
	2006	2005	Change	Change
Detail of medical and other expenses payable
IBNR and other medical expenses payable (F)	$1,313,806	$1,125,205	$188,601	16.8%
TRICARE IBNR (G)	346,774	409,413	(62,639)	-15.3%
TRICARE other medical expenses payable (H)	90,073	88,443	1,630	1.8%
Unprocessed claim inventories (I)	185,300	148,200	37,100	25.0%
Processed claim inventories (J)	83,945	83,635	310	0.4%
Payable to pharmacy benefit administrator (K)	149,591	54,786	94,805	173.0%
Total medical and other expenses payable	$2,169,489	$1,909,682	$259,807	13.6%

	Three Months Ended	Year Ended
	March 31, 2006	December 31, 2005
Year-to-date changes in medical and other expenses payable

Balances at January 1	$1,909,682	$1,422,010

Acquisitions	-	37,375

Incurred related to:
Current year	3,964,706	11,765,662
Prior years - non-TRICARE (L)	(125,469)	(72,868)
Prior years - TRICARE (L) (M)	(59,207)	(41,324)
Total incurred	3,780,030	11,651,470

Paid related to:
Current year	(2,640,214)	(9,979,449)
Prior years	(880,009)	(1,221,724)
Total paid	(3,520,223)	(11,201,173)

Balances at end of period	$2,169,489	$1,909,682

Humana Inc. Medical Claims Reserves Statistics

Receipt Cycle Time (N)
	2006	2005	Change	Percentage Change
1st Quarter Average	16.1	16.6	(0.5)	-3.0%
2nd Quarter Average	-	15.9	N/A	N/A
3rd Quarter Average	-	16.7	N/A	N/A
4th Quarter Average	-	16.9	N/A	N/A
Full Year Average	16.1	16.5	(0.4)	-2.4%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6

Humana Inc. Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (O) (Q)
Quarter Ended	Days in Claims Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%

Year-to-Date Change in Days in Claims Payable (P) (Q)
			2006	2005
DCP - 4th quarter of prior year			60.3	49.5
Components of year-to-date change in DCP:
Change in claims receipt cycle time			(1.3)	0.2
Change in unprocessed claims inventories			1.0	1.0
Change in processed claims inventories			-	(0.4)
Change in TRICARE reserve balances			(4.3)	3.9
Change in pharmacy payment cutoff			(0.2)	1.5
Growth in Medicare PFFS membership			3.4	1.2
Growth in individual membership			1.1	0.9
Change in provider payables under risk arrangements			0.7	1.4
All other			(1.6)	1.1
DCP - current quarter			59.1	60.3

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 1Q06 Earnings Release

Footnote
(A)

Restated to include stock-based compensation expense. Under SFAS 123R, which the company adopted effective January 1, 2006 using the modified retrospective method, stock-based compensation expense is recognized based on the grant date fair value over the vesting period.

(B)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(C)	TRICARE revenues are not contracted on a per member basis.
(D)

In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

(E)

In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(F)

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(G)	TRICARE IBNR decreased due to favorable development as more fully discussed in Footnote M below.
(H)

TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(I)

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf. Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(J)

Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(K)	The balance due to the company's pharmacy benefit administrator fluctuates due to bi-weekly payments made three times a month and the month-end cutoff.
(L)

The impact of any change in "incurred related to prior years" claims may be offset as the company re-establishes the "incurred related to current year". The company's reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(M)

Changes in estimates of TRICARE incurred claims for prior years recognized during 2006 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(N)

The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms representing approximately 87% of the company's fully insured claims volume. Pharmacy claims are excluded from this measurement.

(O)

A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense.

(P)

DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.

(Q)	Excludes the impact of Medicare stand-alone PDPs.